Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

   Ohio National Fund, Inc.:

We consent to the use of our report dated February 25, 2019, with respect to ON Bond Portfolio, ON BlackRock Balanced Allocation Portfolio (formerly ON Omni Portfolio), ON International Equity Portfolio, ON Foreign Portfolio, ON Janus Henderson Forty Portfolio, ON Janus Henderson Venture Portfolio, ON Janus Henderson Enterprise Portfolio, ON S&P 500® Index Portfolio, ON Federated High Income Bond Portfolio, ON BlackRock Advantage Large Cap Value Portfolio (formerly ON Federated Strategic Value Dividend Portfolio), ON Nasdaq -100® Index Portfolio, ON BlackRock Advantage Large Cap Core Portfolio (formerly ON Bristol Portfolio), ON BlackRock Advantage Small Cap Growth Portfolio (formerly ON Bryton Growth Portfolio), ON S&P MidCap 400® Index Portfolio, ON BlackRock Advantage Large Cap Growth Portfolio (formerly ON Bristol Growth Portfolio), ON Risk Managed Balanced Portfolio, ON Conservative Model Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio and ON Growth Model Portfolio (each a Portfolio and collectively, the Portfolios of the Ohio National Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 22, 2019